Exhibit 4.4

March 19, 2024

Holder of Warrants to Purchase Common Stock set forth on Exhibit A attached hereto

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the registered direct offering on or about the date hereof (the “Offering”) by Genprex, Inc. (the “Company”) of its common stock, par value $0.001 per share (“Common Stock”), and/or other securities of the Company (collectively, the “Securities”).

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”) and the payment of $24,281 (the “Cash Consideration”), the Company hereby amends, effective as of the closing of the Offering, the Common Stock purchase warrants set forth on Exhibit A hereto (the “Existing Warrants”) by (i) reducing the Exercise Price (as defined therein) of the Existing Warrants to $4.09 per share and (ii) amending the expiration date of the Existing Warrants to five years following the closing of the Offering (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

The Warrant Amendment is subject to the consummation of the Offering, the payment of the Cash Consideration by the Holder and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment or pay the Cash Consideration, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendments in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein.  For any registered Existing Warrants or if the shares of Common Stock underlying the Existing Warrants are registered for resale on a registration statement, the Company shall file a prospectus supplement to the applicable registration statement in connection with the amendments hereunder by the closing of the Offering.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GENPREX, INC.

By: _____________________

Name:

Title:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: __________________________________

Name of Authorized Signatory: ____________________________________________________

EXHIBIT A

EXISTING WARRANTS

Common Stock purchase warrants to purchase up to 95,238 shares of Common Stock with a current exercise price of $44.00 per share and an expiration date of March 1, 2028, issued on March 1, 2023

Common Stock purchase warrants to purchase up to 99,010 shares of Common Stock with an exercise price of $35.40 per share and expiration date of July 21, 2028, issued on July 21, 2023